EXHIBIT 99.1

CONTACT:	JOSEPH MACNOW (212) 894-7000
888 Seventh Avenue
New York, NY 10019
FOR IMMEDIATE RELEASE – July 12, 2018

Vornado Announces Certain Items to be Included in its Second Quarter 2018 Financial Results

NEW YORK…..Vornado Realty Trust (NYSE: VNO) today announced that its financial results for the quarter ended June 30, 2018 will include the following items that affect the comparability of Vornado’s financial results:

•	a $23.6 million net gain (not included in FFO) from the $45.0 million sale of 27 Washington Square North. Vornado acquired the property in December 2015 for $20.0 million;

•	$16.0 million of income and FFO related to the change in fair value of marketable securities;

•
$5.5 million of income and FFO from a profit participation on the April 2018 sale of 701 Seventh Avenue. Vornado received this kicker in connection with its 25% participation in an October 2012, $137.5 million mezzanine loan, which was repaid in January 2014;

•	$0.4 million of net loss ($2.3 million of positive FFO) from other items.

The above amounts resulted in additional net income of $0.22 per diluted share which will be included in Vornado’s second quarter 2018 “net income attributable to common shareholders” and will be excluded from “net income attributable to common shareholders, as adjusted.” On an FFO basis, the above amounts resulted in an additional $0.12 per diluted share which will be included in “total FFO attributable to common shareholders plus assumed conversions” and will be excluded from “FFO attributable to common shareholders plus assumed conversions, as adjusted.”

The above amounts are preliminary estimates. There can be no assurance that Vornado’s final results will not differ from these preliminary estimates as a result of quarter-end closing procedures, review procedures, or review adjustments, and any such changes could be material.

FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. In addition to FFO, we also disclose FFO, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2017.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.